Exhibit 99.1

IMAX CORPORATION REPORTS
THIRD QUARTER 2024 EARNINGS RESULTS

•Global entertainment platform delivers Net Income of $14 million (+16% YoY), EPS(1) of 26 cents (+18% YoY), and Cash from Operations of $35 million (+23% YoY)

•Strong profitability highlighted by Total Adjusted EBITDA(2) of $39 million at a 42% margin; and Adjusted EPS(1)(2) of 35 cents, matching a third quarter record

•Network growth accelerates as IMAX expects to deliver on high-end of full-year installation guidance, with 49 system installs (+63% YoY) worldwide in Q3

•Sales activity robust as system signings climb to 119 to-date — outpacing 129 signings for full-year 2023

•Strong, diverse year-end slate including “Gladiator II,” “Wicked,” “Moana 2,” and “Mufasa: The Lion King” poised to drive momentum heading into 2025

•IMAX expects to deliver record of more than $1.2 billion in global box office in 2025 as promising slate solidifies

NEW YORK, NY — October 30, 2024 — IMAX Corporation (NYSE: IMAX) today reported solid financial results for the third quarter of 2024, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“IMAX continues to set the table for a new, sustained era of growth with a 2025 and 2026 slate that is as promising as we’ve ever seen,” said Rich Gelfond, CEO of IMAX. “With an exceptional content pipeline, accelerating system installations, and robust sales activity worldwide, we are very well-positioned to execute and capitalize on the opportunity ahead over the next several years.”
“As we look forward, we expect 2025 to be our best year ever at the global box office, with more than $1.2 billion in IMAX grosses worldwide. Our slate next year is highlighted by at least 14 Filmed for IMAX® releases worldwide shot with our cameras, for our screens — a historical indicator of higher indexing for our platform and further proof that filmmakers and audiences prefer the awe-inspiring IMAX Experience®.”
“Demand for the IMAX platform is strong among our global exhibition partners. We installed nearly 50 new and upgraded systems worldwide in the third quarter — one of our best third quarters for installs ever — and continue to strike agreements in key growth markets, including Australia, France, Japan, and Saudi Arabia.”
“Our third quarter performance further demonstrates our ability to deliver results in any environment, reflecting our flexible, asset-lite business model and diversified content portfolio. With a strong slate ahead, we look forward to fully capitalizing on our model, our strong brand and technology, and our unique global scale to deliver for our shareholders.”

_______________
(1)Diluted Net Income Per Share
(2)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

Third Quarter Financial Highlights

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In millions of U.S. Dollars, except per share data	2024	2023	YoY % Change	2024	2023	YoY % Change
Total Revenue	$91.5	$103.9	(12%)	$259.5	$288.8	(10%)

Gross Margin	$51.0	$62.7	(19%)	$141.8	$170.7	(17%)
Gross Margin (%)	55.8%	60.4%		54.6%	59.1%

Total Adjusted EBITDA(1)(2)	$38.7	$50.5	(23%)	$101.7	$118.8	(14%)
Total Adjusted EBITDA Margin (%)(1)(2)	42.3%	48.6%		39.2%	41.1%

Net Income(3)	$13.9	$12.0	16%	$20.8	$22.8	(9%)
Diluted Net Income Per Share(3)	$0.26	$0.22	18%	$0.39	$0.41	(5%)

Adjusted Net Income(1)(3)	$18.9	$19.4	(3%)	$36.5	$42.8	(15%)
Adjusted Earnings Per Share(1)(3)	$0.35	$0.35	—%	$0.68	$0.77	(12%)

Weighted average shares outstanding (in millions):
Basic	52.7	54.6	(4%)	52.6	54.4	(3%)
Diluted	54.1	55.5	(3%)	53.6	55.3	(3%)
(1)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(2)Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $35.6 million and $90.5 million for each of the three and nine months ended September 30, 2024 (2023 - $45.1 million and $105.1 million). The Company’s Credit Facility covenant is calculated on a trailing twelve month basis.
(3)Attributable to common shareholders.

Third Quarter Segment Results(1)

	Content Solutions			Technology Products and Services
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
3Q24	$30.1	$16.4	55%	$58.0	$32.0	55%
3Q23	44.2	26.4	60%	56.2	33.8	60%
% change	(32%)	(38%)		3%	(5%)

YTD24	$99.2	$54.7	55%	$152.0	$81.3	54%
YTD23	107.6	64.4	60%	171.8	100.1	58%
% change	(8%)	(15%)		(12%)	(19%)
(1)Please refer to the Company’s Form 10-Q for the period ended September 30, 2024 for additional segment information.

Content Solutions Segment

•Content Solutions revenues of $30 million decreased 32% year-over-year driven by the mix of content, which included “Oppenheimer” — the Company’s fifth highest grossing title of all time — in the year prior. Despite the decline, the third quarter 2024 was the third highest grossing third quarter in IMAX history

•Gross margin for Content Solutions of $16 million decreased 38% compared to the third quarter of the prior year period.

Technology Products and Services Segment

•Technology Products and Services revenues and gross margin increased 3% year-over-year to $58 million and decreased 5% year-over-year to $32 million, respectively, driven by system installation growth that is outpacing the prior year and offset the lower box office related rental revenue.

•During the third quarter the Company installed 49 systems compared to 30 systems in the third quarter of 2023, an increase of 63% year-over-year. Of those, 20 systems were under sales arrangements, compared to 16 systems in the prior year.

•Commercial network growth continues with the number of IMAX locations increasing 4% year-over-year to 1,714 systems. The Company ended Q3 2024 with a backlog of 472 IMAX systems.

Operating Cash Flow and Liquidity

Net cash provided by operating activities for year to date September 2024 was $59 million compared to $55 million in the prior year period. Third quarter 2024 net cash provided by operating activities was $35 million compared to $29 million in the prior year period with the increase reflecting improvements in working capital.

As of September 30, 2024, the Company’s available liquidity was $413 million. The Company’s liquidity includes cash and cash equivalents of $105 million, $253 million in available borrowing capacity under the Credit Facility, and $56 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $280 million as of September 30, 2024.

In 2021, the Company issued $230.0 million of 0.500% Convertible Senior Notes due 2026 (“Convertible Notes”). In connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $37.2750 per share of the Company’s common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding in the third quarter of 2024 were 52.7 million and 54.1 million, respectively, compared to 54.6 million and 55.5 million in the third quarter of 2023, a decrease of 3.5% and 2.6%, respectively.

For the nine months ended September 30, 2024, the Company repurchased 1,166,370 common shares at an average price of $13.99 for a total of $16 million, excluding commissions.

The Company is authorized under its share-repurchase program, expiring June 30, 2026 to repurchase up to $400 million of its common shares, of which approximately $151 million remains available.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations website which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, SEC filings and public conference calls and webcasts, for additional information about the Company.

Conference Call

The Company will host a conference call today at 4:30 PM ET to discuss its third quarter 2024 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register here: https://register.vevent.com/register/BId903a31ed4674fefba1f8b3fdf34072c and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of September 30, 2024, there were 1,788 IMAX systems (1,714 commercial multiplexes, 12 commercial destinations, 62 institutional) operating in 89 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX® 3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX LIVETM, IMAX Enhanced®, IMAX StreamSmartTM, and SSIMWAVE® are trademarks and trade names of IMAX Corporation or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/company/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These forward-looking statements include, but are not limited to, references to business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, future capital expenditures (including the amount and nature thereof), industry prospects and consumer behavior, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada, as well as geopolitical conflicts; risks related to the Company’s growth and operations in China; the performance of IMAX remastered films and other films released to the IMAX network; the signing of IMAX System agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the failure to respond to change and advancements in technology; risks relating to consolidation among commercial exhibitors and studios; risks related to brand extensions and new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; risks associated with the Company’s use of artificial intelligence and exploration of additional use cases of artificial intelligence; risks related to climate change; risks related to weather conditions and natural disasters that may disrupt or harm the Company’s business; risks related to the Company’s indebtedness and compliance with its debt agreements; general economic, market or business conditions; risks related to political, economic and social instability; the failure to convert system backlog into revenue; changes in laws or regulations; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company’s periodic filings with the SEC; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its CODM, as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and segment gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

In the first quarter of 2023, the Company revised its internal segment reporting, including the information provided to the CODM to assess segment performance and allocate resources. Accordingly, the Company has two reportable segments:

(i)Content Solutions, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Transactions between segments are valued at exchange value. Inter-segment profits are eliminated upon consolidation, as well as for the disclosures below.

IMAX Network and Backlog

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
System Signings(1):
Sales Arrangements	10	13	40	54
Traditional JRSA	6	7	71	40
Total IMAX System Signings	16	20	111	94
(1) System signings include new signings of 15 in Q3 2024, 14 in Q3 2023, 42 in the first three quarters of 2024 and 76 in the first three quarters of 2023.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
System Installations(1):
Sales Arrangements	20	16	35	35
Hybrid JRSA	—	—	1	2
Traditional JRSA	29	14	52	22
Total IMAX System Installations	49	30	88	59
(1) System installations include new systems installations of 17 in Q3 2024, 18 in Q3 2023, 45 in the first three quarters of 2024 and 39 in the first three quarters of 2023.

	As of September 30,
	2024	2023
System Backlog:
Sales Arrangements	170	192
Hybrid JRSA	95	107
Traditional JRSA	207	187
Total System Backlog	472	486

	As of September 30,
	2024	2023
System Network:
Commercial Multiplex Systems
Sales Arrangements	820	743
Hybrid JRSA	129	137
Traditional JRSA	765	771
Total Commercial Multiplex Systems	1,714	1,651
Commercial Destination Systems	12	12
Institutional Systems	62	68
Total System Network	1,788	1,731

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Technology sales	$26,305	$18,273	$54,629	$65,455
Image enhancement and maintenance services	46,891	60,250	149,428	154,244
Technology rentals	16,122	23,008	48,766	62,612
Finance income	2,134	2,365	6,713	6,510
	91,452	103,896	259,536	288,821
Costs and expenses applicable to revenues
Technology sales	10,605	7,948	24,594	28,951
Image enhancement and maintenance services	23,087	26,646	73,371	69,470
Technology rentals	6,741	6,587	19,736	19,747
	40,433	41,181	117,701	118,168
Gross margin	51,019	62,715	141,835	170,653
Selling, general and administrative expenses	31,466	36,282	100,287	109,336
Research and development	(265)	2,771	3,953	7,388
Amortization of intangible assets	1,544	1,107	4,208	3,328
Credit loss (reversal) expense, net	(1,137)	523	(963)	1,589
Restructuring and executive transition costs	—	—	—	1,353
Income from operations	19,411	22,032	34,350	47,659
Realized and unrealized investment gains	32	364	94	436
Retirement benefits non-service expense	(109)	(77)	(323)	(232)
Interest income	625	738	1,720	1,838
Interest expense	(2,240)	(1,483)	(6,467)	(5,045)
Income before taxes	17,719	21,574	29,374	44,656
Income tax expense	(2,376)	(6,555)	(3,538)	(14,901)
Net income	15,343	15,019	25,836	29,755
Net income attributable to non-controlling interests	(1,447)	(3,029)	(5,083)	(6,960)
Net income attributable to common shareholders	$13,896	$11,990	$20,753	$22,795

Net income per share attributable to common shareholders:
Basic	$0.26	$0.22	$0.39	$0.42
Diluted	$0.26	$0.22	$0.39	$0.41

Weighted average shares outstanding (in thousands):
Basic	52,682	54,618	52,605	54,424
Diluted	54,089	55,535	53,628	55,261

Additional Disclosure:
Depreciation and amortization	$14,900	$19,279	$48,902	$46,477
Amortization of deferred financing costs	$493	$492	$1,478	$1,742

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share amounts)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$104,504	$76,200
Accounts receivable, net of allowance for credit losses	114,193	136,259
Financing receivables, net of allowance for credit losses	123,459	127,154
Variable consideration receivables, net of allowance for credit losses	74,487	64,338
Inventories	37,612	31,584
Prepaid expenses	13,310	12,345
Film assets, net of accumulated amortization	9,127	6,786
Property, plant and equipment, net of accumulated depreciation	245,106	243,299
Other assets	22,981	20,879
Deferred income tax assets, net of valuation allowance	15,687	7,988
Goodwill	52,815	52,815
Other intangible assets, net of accumulated amortization	34,279	35,022
Total assets	$847,560	$814,669
Liabilities
Accounts payable	$26,018	$26,386
Accrued and other liabilities	111,283	111,013
Deferred revenue	53,676	67,105
Revolving credit facility borrowings, net of unamortized debt issuance costs	46,239	22,924
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	230,038	229,131
Deferred income tax liabilities	12,521	12,521
Total liabilities	479,775	469,080
Commitments, contingencies and guarantees
Non-controlling interests	674	658
Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 52,682,641 issued and outstanding (December 31, 2023 — 53,260,276 issued and outstanding)	394,603	389,048
Other equity	181,911	185,087
Statutory surplus reserve	3,932	3,932
Accumulated deficit	(279,993)	(292,845)
Accumulated other comprehensive loss	(11,015)	(12,081)
Total shareholders’ equity attributable to common shareholders	289,438	273,141
Non-controlling interests	77,673	71,790
Total shareholders’ equity	367,111	344,931
Total liabilities and shareholders’ equity	$847,560	$814,669

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Operating Activities
Net income	$25,836	$29,755
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	48,902	46,477
Amortization of deferred financing costs	1,478	1,742
Credit loss (reversal) expense, net	(963)	1,589
Write-downs, including asset impairments	3,034	872
Deferred income tax benefit	(7,339)	(3,724)
Share-based and other non-cash compensation	17,261	17,830
Unrealized foreign currency exchange (gain) loss	(527)	52
Realized and unrealized investment gain	(94)	(436)
Changes in assets and liabilities:
Accounts receivable	23,001	(2,392)
Inventories	(6,181)	(13,771)
Film assets	(17,892)	(14,575)
Deferred revenue	(13,393)	(4,670)
Changes in other operating assets and liabilities	(13,771)	(4,141)
Net cash provided by operating activities	59,352	54,608
Investing Activities
Purchase of property, plant and equipment	(3,816)	(2,541)
Investment in equipment for joint revenue sharing arrangements	(21,728)	(10,705)
Acquisition of other intangible assets	(4,802)	(5,418)
Net cash used in investing activities	(30,346)	(18,664)
Financing Activities
Revolving credit facility borrowings	55,000	31,032
Repayments of revolving credit facility borrowings	(32,000)	(43,057)
Repayments of other borrowings	(489)	—
Proceeds from other borrowings	—	315
Repurchase of common shares	(18,102)	(4,263)
Taxes withheld and paid on employee stock awards vested	(4,978)	(6,458)
Common shares issued - stock options exercised	98	—
Principal payment under finance lease obligations	(480)	(480)
Dividends paid to non-controlling interests	—	(1,438)
Net cash used in financing activities	(951)	(24,349)
Effects of exchange rate changes on cash	249	607
Increase in cash and cash equivalents during period	28,304	12,202
Cash and cash equivalents, beginning of period	76,200	97,401
Cash and cash equivalents, end of period	$104,504	$109,603

Segment Revenue and Gross Margin

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands of dollars)	2024	2023	2024	2023
Revenue
Content Solutions	$30,129	$44,214	$99,218	$107,605
Technology Products and Services	57,971	56,169	152,019	171,813
Sub-total for reportable segments	88,100	100,383	251,237	279,418
All Other(1)	3,352	3,513	8,299	9,403
Total	$91,452	$103,896	$259,536	$288,821

Gross Margin
Content Solutions	$16,449	$26,407	$54,686	$64,397
Technology Products and Services	31,964	33,761	81,331	100,066
Sub-total for reportable segments	48,413	60,168	136,017	164,463
All Other(1)	2,606	2,547	5,818	6,190
Total	$51,019	$62,715	$141,835	$170,653
(1)All Other includes the results from the Company’s streaming and consumer technology business, as well as other ancillary activities.

IMAX CORPORATION
NON-GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars)

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net income or loss attributable to common shareholders and adjusted net income or loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) transaction-related expenses; and (iv) restructuring and executive transition costs, as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

A reconciliation from net income (loss) attributable to common shareholders and the associated per share amounts to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and the associated per share amounts are the most directly comparable GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance with its Credit Agreement requirements, when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding: (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) transaction-related expenses; (iv) restructuring and executive transition costs; and (v) write- downs, net of recoveries, including asset impairments and credit loss expense.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA per Credit Facility is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

Adjusted EBITDA per Credit Facility

	Three Months Ended
(In thousands of U.S. Dollars)	September 30, 2024	September 30, 2023
Revenues	$91,452	$103,896
Reported net income	$15,343	$15,019
Add (subtract):
Income tax expense	2,376	6,555
Interest expense, net of interest income	1,123	253
Depreciation and amortization, including film asset amortization	14,900	19,279
Amortization of deferred financing costs(1)	493	492
EBITDA	$34,235	$41,598
Share-based and other non-cash compensation	5,508	5,297
Unrealized investment gains	(32)	(364)
Transaction-related expenses	—	3,086
Write-downs, including asset impairments and credit loss expense	(1,025)	921
Total Adjusted EBITDA	$38,686	$50,538
Total Adjusted EBITDA margin	42.3%	48.6%
Less: Non-controlling interest	(3,116)	(5,455)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$35,570	$45,083
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

	Twelve Months Ended
(In thousands of U.S. Dollars)	September 30, 2024(1)	September 30, 2023(1)
Revenues	$345,554	$386,867
Reported net income	$29,147	$33,836
Add (subtract):
Income tax expense	1,688	16,917
Interest expense, net of interest income	3,907	2,024
Depreciation and amortization, including film asset amortization	62,447	60,475
Amortization of deferred financing costs(2)	1,970	2,454
EBITDA	$99,159	$115,706
Share-based and other non-cash compensation	23,661	25,893
Unrealized investment gains	(123)	(407)
Transaction-related expenses	327	3,408
Restructuring and executive transition costs	1,593	1,353
Write-downs, including asset impairments and credit loss expense	2,359	4,328
Total Adjusted EBITDA	$126,976	$150,281
Total Adjusted EBITDA margin	36.7%	38.8%
Less: Non-controlling interest	$(13,422)	$(17,363)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$113,554	$132,918
(1)The Senior Secured Net Leverage Ratio is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis.
(2)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$13,896	$0.26	$11,990	$0.22
Adjustments(1):
Share-based compensation	5,332	0.10	5,063	0.09
Unrealized investment gains	(32)	—	(454)	(0.01)
Transaction-related expenses	—	—	3,086	0.06
Tax impact on items listed above	(341)	(0.01)	(275)	—
Adjusted net income(1)	$18,855	$0.35	$19,410	$0.35

Weighted average shares outstanding — basic		52,682		54,618
Weighted average shares outstanding — diluted		54,089		55,535
(1)Reflects amounts attributable to common shareholders.

	Nine Months Ended September 30,
	2024		2023
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Share	Net Income	Per Share
Net income attributable to common shareholders	$20,753	$0.39	$22,795	$0.41
Adjustments(1):
Share-based compensation	16,686	0.30	17,110	0.31
Unrealized investment gains	(94)	—	(526)	(0.01)
Transaction-related expenses	—	—	3,242	0.06
Restructuring and executive transition costs	—	—	1,353	0.02
Tax impact on items listed above	(803)	(0.01)	(1,184)	(0.02)
Adjusted net income(1)	$36,542	$0.68	$42,790	$0.77

Weighted average shares outstanding — basic		52,605		54,424
Weighted average shares outstanding — diluted		53,628		55,261
(1)Reflects amounts attributable to common shareholders.

Free Cash Flow

	Nine Months Ended
	September 30,
(In thousands of U.S. Dollars)	2024	2023
Net cash provided by operating activities	$59,352	$54,608
Purchase of property, plant and equipment	(3,816)	(2,541)
Acquisition of other intangible assets	(4,802)	(5,418)
Free cash flow before growth CAPEX(1)	50,734	46,649
Investment in equipment for joint revenue sharing arrangements	(21,728)	(10,705)
Free cash flow	$29,006	$35,944
(1)Growth CAPEX is defined as capital expenditures associated with investments in equipment for joint revenue sharing arrangements.